Exhibit 99.1

Intraware Announces Definitive Agreement to be Acquired by Acresso Software, a

Thoma Bravo company, in a Transaction Valued at Approximately $27 Million

Stockholders to Receive $4.00 per Common Share in Cash

ORINDA, Calif., - October 20, 2008 - Intraware®, Inc. NASDAQ: ITRA, a provider of digital delivery and management services, and Acresso, a privately-held company of Thoma Bravo, today announced that they have entered into a definitive agreement under which Intraware will be acquired in a transaction valued at approximately $27 million, or $4.00 per share of common stock. This represents a premium of approximately 29 percent over the closing price of Intraware’s common stock on October 17, 2008.

There will be a conference call to discuss the transaction today at 5:00 p.m. EDT / 2:00 p.m. PDT. The live discussion can be accessed by dialing 877-718-5098 or 719-325-4756 for international callers, and dialing the passcode 4188309. A webcast of the conference call will also be available on the investor relations tab of Intraware’s website at www.intraware.com. For those investors and analysts who are unable to listen to the live call, a replay of the webcast will be available for 90 days on each company’s website.

Under the terms of the agreement, Intraware common stockholders will receive $4.00 in cash in exchange for each share of stock. The board of directors of Intraware has approved the agreement and has recommended to Intraware’s stockholders that they vote in favor of the transaction.

Peter Jackson, Intraware’s Chairman, Chief Executive Officer and President, said, “Today’s announcement is a positive step for Intraware and its stockholders. Our board of directors and management team believe that combining forces with Acresso and Thoma Bravo presents an attractive opportunity for all stakeholders involved. The resulting company will have an even more significant presence in strategic data management.”

“Along with its technology, Intraware has deep expertise in SaaS application management, and an impressive list of partners and customers, including a number of shared customers,” said Mark Bishof, President and CEO of Acresso Software. “Combining these with Acresso’s financial and market strengths will greatly benefit Acresso’s customers and Intraware’s customers.”

The transaction is expected to close in December 2008 or January 2009, subject to customary conditions, including approval by Intraware stockholders. The completion of the transaction is not subject to any financing contingency. Upon closing, Intraware will no longer be publicly traded and the new company will be privately held by Acresso, an affiliate of Thoma Bravo.

Advisors

Savvian, Inc. acted as financial advisor to the board of directors of Intraware and provided a fairness opinion to it in connection with the transaction. Wilson Sonsini Goodrich & Rosati acted as legal advisor to Intraware in connection with the transaction. Kirkland & Ellis LLP acted as legal advisor to Accreso and Thoma Bravo.

About Intraware

The Intraware SubscribeNet® service is a Web-based delivery and support platform that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their customers. Intraware is headquartered in Orinda, California

About Acresso Software

Acresso Software provides solutions that power the business of software for multiple customer segments, including hardware and software producers, engineers and developers, helping them uncover revenue opportunities, streamline their infrastructure and reduce costs. The company’s proven solutions, including the FLEXnet and InstallShield product lines, have been simplifying the business relationship between software and hardware producers and their enterprise and government customers for more than 20 years. Acresso maximizes the value of the software the world develops and uses. For more information, please go to: www.acresso.com.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 27 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 34 acquisitions across 12 platform companies with total annual earnings in excess of $500 million. For more information on Thoma Bravo, visit www.thomabravo.com.

Additional Information and Where to Find It

In connection with the proposed merger, Intraware intends to file a proxy statement with the Securities and Exchange Commission. The proxy statement will then be mailed to stockholders of Intraware. INVESTORS AND STOCKHOLDERS OF INTRAWARE ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MERGER, INTRAWARE AND ACCRESSO. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by Intraware at the Securities and

Exchange Commission’s website at www.sec.gov, at Intraware’s Investors page on its corporate website at www.intraware.com and from Intraware by directing such request to Intraware Investor Relations, 25 Orinda Way, Suite 101 Orinda, CA 94563, telephone: 1-888-446-8729.

Intraware and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in the Intraware 2008 Proxy Statement for its Annual Meeting of Stockholders filed with the Securities and Exchange Commission on June 20, 2008, and information concerning all of the Intraware participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov, at Intraware’s Investors page on its corporate website at www.intraware.com and from Intraware by directing such request to Intraware Investor Relations, 25 Orinda Way, Suite 101 Orinda, CA 94563, telephone: 1-888-446-8729.

Forward Looking Statements

The foregoing information contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements regarding or relating to the proposed merger of Intraware with Acresso, the terms related to the merger and the expected closing of the transaction. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market and regulatory factors. In particular, factors that could cause actual results to differ include risks related to satisfaction of the closing conditions contained in the merger agreement, including Intraware stockholder approval of the transaction, and such other risks as are more fully described in the periodic reports filed with the Securities and Exchange Commission. Readers should consider the information contained in this release together with other information we make publicly available about Intraware for a more informed overview of the company and the merger transaction. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2008 Intraware, Inc. and Intraware are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein may be trademarks of their respective owners.

Media Contact

Pamela Truswell, Marketing, Intraware, Inc.,

ptruswell@intraware.com; Phone: 925-253-4586

Investor Contact

Robert Dougherty, FD Ashton Partners

robert.dougherty@fdashtonpartners.com; Phone: 415-293-4427